                                                                   Exhibit 99.1

                                                         For Information
                                                         ---------------
                                                         Mark A. Hellerstein
                                                         Robert T. Hanley
                                                         303-861-8140

FOR IMMEDIATE RELEASE

     ST. MARY ANNOUNCES #9 RANKING ON FORBES LIST OF 200 BEST SMALL COMPANIES,
     PROVIDES OPERATIONS UPDATE, ANNOUNCES ACQUISITIONS AND SCHEDULES THIRD
     QUARTER 2004 EARNINGS CONFERENCE CALL FOR NOVEMBER 4, 2004

DENVER, October 20, 2004 - St. Mary Land & Exploration Company (NYSE:SM)
today announced that it has been ranked #9 on the Forbes Magazine 2004 list of
200 Best Small Companies. St. Mary also provided an update of its operations for the third quarter of 2004, announced that it has signed agreements to make three separate corporate and property acquisitions totaling approximately $97.5 million, and announced that it has scheduled its third quarter 2004 earnings conference call for November 4, 2004.

The Forbes list of 200 Best Small Companies is published in its November 1, 2004 issue. To qualify, candidates have to show a consistent pattern of positive growth during a five-year period, as well as over the past 12 months. Rankings are based on various growth and earnings criteria.

Mark Hellerstein, Chairman, President and CEO, commented, "We are pleased at being so highly ranked on Forbes list of the 200 Best Small Companies in
America. This honor follows being named as one of Fortune Magazine's 100 fastest growing companies in both 2002 and 2003. The Forbes ranking is particularly meaningful to us as the criteria they used is closely aligned to our long-standing objective of growing shareholder value over a long period of time.
Our employees are to be commended for their hard work and the dedication they put forth every day to make St. Mary a company we can all be proud of."

The Company announced that it has signed agreements to acquire, for cash, a total of approximately $97.5 million of oil and gas properties in the following three separate transactions. Payment for the properties will be made from cash on hand and funds available under St. Mary's existing credit facility.

o         Nance Petroleum Corporation, a wholly owned subsidiary of St. Mary, has agreed to acquire Goldmark Engineering Inc., a Wyoming corporation that owns oil and gas properties, primarily in the Big Horn Basin of
          Wyoming, and other interests of non-operators in those properties for
          $23.1 million in cash. The Company is allocating $21.8 million of the purchase price to an estimated 32 BCFE of proved reserves, of which
          67% are developed. The balance of the cash purchase price is being allocated to an estimated 13 BCFE of probable reserves and other property. In addition, approximately $5 million of deferred taxes will be recorded as part of the cost of the acquisition. The properties currently produce an estimated 590 barrels of oil and 20 Mcf of gas per day. The acquisition is expected to close November 1, 2004 upon completion of customary due diligence.

o         St. Mary has agreed to acquire oil and gas properties in northern
          Louisiana and east Texas for $37.2 million in cash. The Company is allocating $30.2 million of the purchase price to an estimated 15 BCFE of proved reserves. The balance of the purchase price is being allocated to an estimated 9 BCFE of probable reserves. The properties currently produce an estimated 3,900 Mcf of gas and 30 barrels of oil per day. The acquisition is expected to close December 17, 2004, upon completion of customary due diligence.

o         St. Mary has agreed to acquire Agate Petroleum, Inc., a corporation that owns oil and gas properties primarily in the Arkoma and Williston
          Basins, for $37.1 million in cash. The Company is allocating $34.0 million of the cash purchase price to an estimated 23 BCFE of proved reserves. The balance of the purchase price is being allocated to an estimated 6 BCFE of probable reserves and other property. In addition, approximately $18 million of deferred taxes will be recorded as part of the cost of the acquisition. The properties currently produce an estimated 2,750 Mcf of gas and 420 barrels of oil per day. The acquisition is expected to close January 5, 2005 upon completion of customary due diligence.

OPERATIONS
----------
During the third quarter 2004 St. Mary participated in the drilling of 38 conventional wells, of which 34 were completed as producers (89% success rate).
At the end of the third quarter, 59 wells were being completed and 24 were drilling. The Company also participated in the drilling of 37 coalbed methane wells during the third quarter.

MID-CONTINENT REGION

In the Mid-Continent region there were 64 active wells during the third quarter with 15 successful completions, two dry holes and 47 wells drilling or being completed at the end of the quarter. Completed wells during the third quarter include the Radtke 2-15 in the Hyers field (SM 40% WI) completed at 9,200 MCFED, and in NE Mayfield the Louella 1-33 (SM 31% WI) completed at 6,100 MCFED, the
Haag 1-2 (SM 44% WI) completed at 3,000 MCFED and the Brothers 4-20 (SM 17% WI)
completed at an initial rate of 4,300 MCFED. At the end of the third quarter there were 13 wells completing and 10 wells drilling in NE Mayfield.

                                       2

ROCKIES REGION

During the third quarter there were 31 active conventional wells in the Rockies region. Thirteen wells were successful completions with no dry holes, 13 wells were being completed and five wells were drilling at September 30. Horizontal wells completed in the middle Bakken in the Williston Basin during the third quarter were the Coon 2-25H (SM 100% WI), which had an initial ten-day rate of
510 BOPD and 150 MCFD, and the Nevins 15-19H (SM 100% WI), which was completed at a rate of 345 BOPD.

Twenty-four wells were drilled and completed in the Company's Hanging Woman coalbed methane program in the northern Powder River Basin during the third quarter. A total of 37 wells have been drilled and completed in the program in
2004 with seven wells remaining to be drilled on fee and State of Wyoming lands before year-end. Drilling on Federal lands is expected to begin in November 2004 as approval of 27 well permits is anticipated by then. The pipeline to connect the program to the main trunk line is under construction and is expected to be completed by December 1, 2004. The Company also participated in 13 coalbed methane wells in the Atlantic Rim area in the Greater Green River Basin during the third quarter.

ARKLATEX REGION

Five wells in the ArkLaTex region were completed as producing wells during the third quarter, along with two dry holes. Ten wells are currently being completed and two are drilling in the region. The Weyerhaeuser No. 1 Alt. (SM 95% WI) was completed during the third quarter at a rate of 3,000 MCFED in the Pettit formation.

GULF COAST / PERMIAN REGION

The Vermillion 273 B3 (SM 50% WI) was completed during the third quarter and is currently producing at a rate of 14,000 MCFED. Two wells in the region are currently being completed and four are drilling.

Since the re-initiation of St. Mary's stock repurchase program that was announced on August 23, 2004, the Company has purchased 489,300 shares at an average cost of $33.34 per share.

The Company updated its forecast for the third quarter and full year of 2004 as follows:

                                            3rd Quarter               Year
                                            -----------               ----
Oil and gas production                   18.5 - 19.5 BCFE      73.5 - 75.5 BCFE
Lease operating expenses,
   including production taxes and
   transportation                       $1.28 - $1.33/MCFE    $1.25 - $1.35/MCFE
General and administrative expense      $0.24 - $0.28/MCFE    $0.26 - $0.30/MCFE
Depreciation, depletion & amort.    $1.18 - $1.23/MCFE    $1.15 - $1.25/MCFE
Change in non-cash net profits
   interest bonus plan liability         $7.3 - $7.7 million

                                       3

The increase in estimated production from the Company's prior guidance is due to improved drilling results. Estimated production expected to be realized in 2004 from the acquisitions announced in this release was essentially reflected in the
Company's prior guidance as part of the Company's planned acquisitions budget.

St. Mary is scheduled to release third quarter 2004 earnings after the close of trading on the NYSE on November 3, 2004. The teleconference call to discuss third quarter results is scheduled for November 4, 2004 at 8:00 am (MST). The call participation number is 888-424-5231. A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through November 14 at 800-642-1687, conference number 1430014.
International participants can dial 706-634-6088 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number
1430014. In addition, the call will be broadcast live at St. Mary's website at
www.stmaryland.com and the earnings press release and financial highlights
------------------
attachment will be available before the call at www.stmaryland.com under
                                                ------------------
"News-Press Releases." An audio recording of the conference call will be available at that site through November 30.

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections for future periods. The words "will," "believe," "anticipate," "intend," "estimate," "forecast" and
"expect" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause
St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the uncertain nature of the expected benefits from the acquisition of oil and gas properties, the pending nature of the reported acquisition transactions and the ability to complete the transactions, the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, the risks of various exploration strategies, production rates and reserve replacement, reserve estimates, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, competition, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the "Risk Factors" section of St. Mary's 2003 Annual
Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

The SEC permits oil and gas companies to disclose in their filings with the SEC only proved reserves. St. Mary uses in this press release the term "probable reserves," which SEC guidelines prohibit from being included in filings with the
SEC. Estimates of probable reserves are by their nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company.

                                    PR-04-14